FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ELECTS
JOHN M. STEITZ AS NEW INDEPENDENT DIRECTOR

CRANBURY, New Jersey – (February 12, 2009) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading specialty phosphate producer in North America, today announced the election of John M. Steitz to its Board of Directors.

Mr. Steitz is Executive Vice President and Chief Operating Officer of Albemarle Corporation, a leading global developer, manufacturer and marketer of highly engineered specialty chemicals, including polymer additives, catalysts and fine chemicals, a position he has held since 2007, having previously served as Albemarle’s Senior Vice President, Global Business Operations. Prior to joining Albemarle in 2000, Mr. Steitz was Vice President and General Manager of Mallinckrodt Incorporated’s Pharmaceutical Chemicals Division.

“After an extensive search process, we are very happy to add a director with John’s experience and background,” said Randy Gress, Chief Executive Officer and Chairman of the Board.

Mr. Steitz will serve as an independent director. His election brings the Company’s Board size to seven.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

Innophos Holdings, Inc.	Breakstone Group

Investor Relations: (609) 366-1299	Maura Gedid
investor.relations@innophos.com	646-452-2335